UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

_____________________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report:

(Date of earliest event reported)

May 15, 2009

____________________________

DIAGNOSTIC IMAGING INTERNATIONAL CORP.

(Exact name of registrant as specified in charter)

NEVADA

(State or other Jurisdiction of Incorporation or Organization)

333-1364363	848 N. Rainbow Blvd. #2494 Las Vegas, Nevada 89107	98-0493698
(Commission File Number)	(Address of Principal Executive Offices and zip code)	(IRS Employer Identification No.)

(603) 727-8613

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02  Unregistered Sales of Equity Securities.

Between April 30 and May 15, 2009, Diagnostic Imaging International Corp. (“we” or the “Company”) raised $155,000 in gross proceeds in a private placement to accredited investors of 1,033,667 shares of its common stock and warrants to purchase 516,834 shares of its common stock. The Company sold the shares of common stock and warrants to the investors in Units, at a price of $0.30 per Unit. Each Unit consisted of two shares of common stock and one warrant to purchase one share of common stock. The warrants are immediately exercisable at an exercise price of $0.30 per share and expire two years from issuance. The Company plans on using the net proceeds from the private placement for working capital and general corporate purposes.

The securities issued are not registered under the Securities Act of 1933, as amended (the “Securities Act”), and therefore may not be offered or sold in the United States without registration or an applicable exemption from the registration requirements of the Securities Act. The securities were issued in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act and Regulation D thereunder.

Item 8.01  Other Events

On March 2, 2009, the Company completed its previously announced acquisition of Canadian Teleradiology Services (“CTS”). In connection with the acquisition, the Company issued three promissory notes to the former shareholders of CTS, all of which were due on May 2, 2009. Two of the notes were issued in the principal amount of Cdn$36,000 and the third note was issued in the principal amount of Cdn$53,760.48. The two Cdn$36,000 notes have been paid in full and we have received an extension on the third note until July 2, 2009. In consideration for extending the due date, we have agreed to pay interest on the note from May 2, 2009 to July 2, 2009 at rate calculated and adjusted monthly equal to 2% above the Prime Lending Rate as posted by HSBC Bank Canada at the end of the immediately preceding month.

Item 9.01  Financial Statements and Exhibits

d)  Exhibits

99.1

Form of Subscription Agreement (Incorporated by reference to Exhibit 99.2 contained in DIIG’s Current Report on Form 8-K, filed on March 5, 2009)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

Diagnostic Imaging International Corp.
(Registrant)

Date:  May 18, 2009

By:

/s/ Richard Jagodnik

Richard Jagodnik, Chief Executive Officer

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